Escalade Reports Second Quarter 2017 Results

- Revenue growth up 8%, on net sales of $52.4 million

- Operating income up 11%

- Company declared quarterly dividend of $0.115 per share

EVANSVILLE, Ind., July 31, 2017 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) - "Our second quarter overcame new product pipeline fills from prior year and saw growth in our fitness and basketball product categories, resulting in revenue growth of 8%" stated Dave Fetherman, President and Chief Executive Officer of Escalade. Inc. "Gross margin for the quarter was negatively impacted by our archery category, as we transition our crossbow product line to remain focused on providing a compelling product to the consumer. We are optimistic about the second half of the year. As retailers continue to focus on supplier consolidation within the categories in which we compete, we should be given more opportunities to increase our business during the remainder of this year and into 2018. We are well positioned with our e-commerce partners to meet the shift in consumer buying habits to purchase online."

Net sales for the second quarter of 2017 were $52.4 million compared to net sales of $48.5 million for the same quarter in 2016, an increase of $3.9 million or 8%.

Gross margin ratio for the second quarter of 2017 decreased to 25%, compared to 26% for the same period in the prior year.

Selling, general and administrative expenses (SG&A) were $9.3 million for the quarter compared to $8.9 million for the same period in the prior year, an increase of $0.4 million or 4%. SG&A, as a percent of sales, remained flat in the current year compared to the same period prior year.

Other income for the second quarter of 2017 was adversely impacted from the operating results of the Company's 50% ownership in STIGA, a Swedish entity.

Net income for the second quarter of 2017 was flat compared to the same period in 2016 at $2.1 million, or $0.15 diluted earnings per share.

The Company announced a quarterly dividend of $0.115 per share would be paid to all shareholders of record on September 11, 2017 and disbursed on September 18, 2017.

Escalade is a leading manufacturer and marketer of sporting goods products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Patrick Griffin, Vice President of Corporate Development & Investor Relations at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, Escalade's ability to achieve its business objectives, especially with respect to its Sporting Goods business on which it has chosen to focus, Escalade's ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures of non-core assets and businesses, the continuation and development of key customer, supplier, licensing and other business relationships, the ability to successfully negotiate the shifting retail environment and changes in consumer buying habits, disruptions or delays in our supply chain, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries Consolidated Condensed Statements of Operations (Unaudited, In Thousands Except Per Share Data)

	Three Months Ended		Six Months Ended
All Amounts in Thousands Except Per Share Data	July 15, 2017	July 9, 2016	July 15, 2017	July 9, 2016

Net sales	$52,393	$48,463	$83,205	$83,031

Costs and Expenses
Cost of products sold	39,315	35,749	61,843	59,288
Selling, administrative and general expenses	9,257	8,910	15,187	16,673
Amortization	489	799	847	1,587

Operating Income	3,332	3,005	5,328	5,483

Other Income (Expense)
Interest expense	(234)	(256)	(401)	(420)
Equity in earnings of affiliates	76	127	24	176
Gain on bargain purchase	--	--	256	--
Other income (expense)	(47)	74	(43)	133

Income Before Income Taxes	3,127	2,950	5,164	5,372

Provision for Income Taxes	1,031	860	1,680	1,585

Net Income	$ 2,096	$ 2,090	$ 3,484	$ 3,787

Earnings Per Share Data:
Basic earnings per share	$ 0.15	$ 0.15	$ 0.24	$ 0.27
Diluted earnings per share	$ 0.15	$ 0.15	$ 0.24	$ 0.26

Dividends declared	$ 0.115	$ 0.11	$ 0.23	$ 0.22

Consolidated Condensed Balance Sheets (Unaudited, In Thousands)

All Amounts in Thousands Except Share Information	July 15, 2017	December 31, 2016	July 9, 2016
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,280	$ 1,013	$ 3,263
Receivables, less allowance of $532; $910; and $453; respectively	32,236	35,894	33,385
Inventories	37,470	33,802	37,520
Prepaid expenses	3,043	2,798	2,094
Deferred income tax benefit	--	1,283	1,700
Prepaid income tax	773	833	1,139
TOTAL CURRENT ASSETS	75,802	75,623	79,101

Property, plant and equipment, net	13,910	13,714	14,256
Intangible assets, net	20,423	20,857	21,597
Goodwill	21,548	21,456	21,456
Investments	18,506	19,030	18,691
Other assets	60	81	100
TOTAL ASSETS	$150,249	$150,761	$155,201

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$ 1,300	$ 1,250	$ 1,605
Trade accounts payable	8,047	4,376	5,846
Accrued liabilities	9,227	12,792	10,312
TOTAL CURRENT LIABILITIES	18,574	18,418	17,763

Other Liabilities:
Long-term debt	22,386	24,189	32,431
Deferred income tax liability	5,216	6,441	7,200
TOTAL LIABILITIES	46,176	49,048	57,394

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 14,364,586; 14,304,959; and 14,271,209; shares respectively	14,365	14,305	14,271
Retained earnings	92,368	91,688	86,783
Accumulated other comprehensive loss	(2,660)	(4,280)	(3,247)
TOTAL STOCKHOLDERS' EQUITY	104,073	101,713	97,807
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$150,249	$150,761	$155,201